Exhibit 99.1

Isle of Capri Casinos, Inc. Commences Private Offering of

$300 Million Aggregate Principal Amount of Senior Notes due 2019

St. Louis, Mo., March 1, 2011 - Isle of Capri Casinos, Inc. (Nasdaq: ISLE) (the “Company”) announced today the proposed issue of $300 million in aggregate principal amount of Senior Notes due 2019 (the “Notes”). The Notes will be fully and unconditionally guaranteed on a senior unsecured basis, jointly and severally, by certain of the Company’s existing and future domestic subsidiaries. The Notes are being offered only to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”) and to non-U.S. persons outside of the United States in compliance with Regulation S of the Securities Act. The Company intends to use the entire net proceeds from this offering to repay term loans outstanding under its existing credit facility.

The Notes have not been registered under the Securities Act, any other federal securities laws or the securities laws of any state, and until so registered, the Notes may not be offered or sold in the United States to, or for the account or benefit of, any United States person except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the Notes in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

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About Isle of Capri Casinos, Inc.

Isle of Capri Casinos, Inc., founded in 1992, is dedicated to providing its customers with an exceptional gaming and entertainment experience at each of its 15 casino properties. The Company owns and operates casinos in Biloxi, Lula, Natchez and Vicksburg, Mississippi; Lake Charles, Louisiana; Bettendorf, Davenport, Marquette and Waterloo, Iowa; Boonville, Caruthersville and Kansas City, Missouri; two casinos in Black Hawk, Colorado; and a casino and harness track in Pompano Beach, Florida. Additionally, the Company was chosen to develop a new, Isle-branded gaming facility in Cape Girardeau, Missouri, which is expected to open in late 2012. More information is available at the Company’s website, www.islecorp.com.

Forward-Looking Statements

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively, by various factors, including, without limitation, licensing and other regulatory approvals, financing sources, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein. The risks and uncertainties include, but are not limited to, competition in the casino/hotel and resorts industries, the Company’s dependence on existing management, levels of travel, leisure and casino spending, general domestic or international economic conditions, and changes in gaming laws or regulations.

Additional information concerning potential factors that could affect the Company’s financial results is included in the Company’s Annual Report on Form 10-K/A for the fiscal year ended April 25, 2010 and the Company’s other periodic reports filed with the Securities and Exchange Commission. The Company is not under any obligation to (and expressly disclaims any such obligation to) update their forward-looking statements as a result of new information, future events or otherwise.

Contacts
For Isle of Capri Casinos, Inc.,
Dale R. Black, Chief Financial Officer-314.813.9327

Jill Haynes, Senior Director Corporate Communication-314.813.9368

http://www.islecorp.com/

SOURCE Isle of Capri Casinos, Inc.